SUB-SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated December 1, 2025, between Nomura Investments Fund Advisers, a series of Nomura Investment Management Business Trust, a Delaware statutory trust (the “Sub-Advisor”), and Macquarie Investment Management Global Limited, a corporation organized under the laws of Australia (the “Sub-Sub-Advisor”).

WHEREAS, Lincoln Variable Insurance Products Trust (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as an open-end management investment company;

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies and limitations;

WHEREAS, pursuant to an Investment Management Agreement (the “Management Agreement”), the Trust has retained Lincoln Financial Investments Corporation (the “Adviser”) to render certain investment management services with respect to the Trust’s series;

WHEREAS, the Adviser has retained Sub-Advisor as investment sub-adviser to provide the investment advisory services to the Trust’s series listed on Schedule A to this Agreement (each, a “Fund”, and collectively the “Funds”) pursuant to a Sub-Advisory Agreement effective as of December 1, 2025 (the “Sub-Advisory Agreement”);

WHEREAS, the Sub-Advisor wishes to retain Sub-Sub-Advisor to provide Sub-Advisor and the Funds with sub-advisory services as described below in connection with Sub-Advisor’s advisory activities with respect to the Funds, and the Trust and the Adviser have agreed that Sub-Advisor may retain a sub-sub-advisor to provide certain advisory activities with respect to the Fund so long as Sub-Advisor shall provide oversight of Sub-Sub-Advisor’s acts and omissions;

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Appointment. The Sub-Advisor hereby appoints the Sub-Sub-Advisor as its agent to act as sub-advisor with respect to the Funds, and the Sub-Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2. Services To Be Rendered By Sub-Sub-Advisor To The Funds.

(a) Subject to the direction and control of the Board of Trustees (the “Trustees”) of the Trust, the Sub-Sub-Advisor, at its expense, will furnish continuously an investment program for the portion of each Fund’s assets that the Adviser determines in its sole discretion to assign to the Sub-Sub-Advisor from time to time (for each Fund, a “Managed Portion”). In the performance of its duties and obligations under this Agreement, the Sub-Sub-Advisor will comply with the diversification requirements of Section 817 of the Internal Revenue Code of 1986, as amended (the “Code”). The Sub-Sub-Advisor, having regard only to the Managed Portion of the Fund, will place all orders for the purchase and sale of portfolio securities in accordance with (i) the Fund’s investment objectives, policies and restrictions as provided in each Fund’s Prospectus and Statement of Additional Information (hereinafter referred to collectively as the “Prospectus”) and the Investment Process Summary provided by the Adviser as each document is currently in effect and as the same may be hereafter modified, amended and/or supplemented from time to time and notified to the Sub-Sub-Adviser, and; (ii) such other limitations as the Fund, the Adviser or the Sub-Advisor may impose by notice in writing to the Sub-Sub-Advisor,, or otherwise as agreed in writing between the parties from time to time (“Investment Guidelines”). The Sub-Sub-Advisor will make investment decisions for the Managed Portion in accordance with the Investment Guidelines. The Sub-Sub-Advisor is only responsible for monitoring the position of the Managed Portion of the Fund.

(b) The Sub-Sub-Advisor, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Managed Portion (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services).

(c) The Sub-Sub-Advisor shall vote proxies relating to the Managed Portion’s investment securities in accordance with the written policies, practices or procedures of the Sub-Sub-Adviser, and shall review its proxy voting activities on a periodic basis with the Trustees. Upon sixty (60) days’ written notice to the Sub-Advisor or Sub-Sub-Advisor, the Trustees may withdraw the authority granted to the Sub-Sub-Advisor pursuant to this Section.

(d) In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Managed Portion, the Sub-Sub-Advisor shall engage brokers, dealers or futures commission merchants and execute transactions for the Managed Portion of the Fund with the goal of seeking best execution in accordance with the written policies, practices or procedures of the Sub-Sub-Advisor, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Managed Portion the most favorable price and execution available, the Sub-Sub-Advisor, bearing in mind (to the best of its knowledge) the Fund’s best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or futures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to the written policies, practices or procedures of the Sub-Sub-Advisor and so long as Sub-Sub-Advisor is acting in accordance with Section 28(e) of the Securities Exchange Act 1934 , the Sub-Sub-Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Managed Portion to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Sub-Advisor an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Sub-Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Sub-Advisor’s over-all responsibilities with respect to the Managed Portion and to other clients of the Sub-Sub-Advisor as to which the Sub-Sub-Advisor exercises investment discretion.

(e) The Sub-Sub-Advisor will provide advice and reasonable assistance to the Investment Adviser and Sub-Advisor as to the determination of the fair value of certain investments comprising the Managed Portion where market quotations are not readily available for purposes of the Trust calculating net asset value of the Managed Portion in accordance with valuation procedures and methods established by the Trustees.

(f) The Sub-Sub-Advisor shall furnish the Adviser, Sub-Advisor and the Board of Trustees (to the extent permitted by relevant law) with such information and reports regarding the Managed Portion’s investments as the Adviser or Sub-Advisor reasonably deems appropriate or as the Board of Trustees shall reasonably request or as otherwise agreed between the Sub-Sub-Advisor and the Sub-Advisor in writing from time to time. The Sub-Sub-Advisor shall make its officers and employees available to the Adviser or Sub-Advisor from time to time at such reasonable times as the parties may agree to review investment policies of the Managed Portion and to consult with the Adviser or Sub-Advisor regarding the investment affairs of the Managed Portion.

(g) The Sub-Sub-Advisor shall not consult with any other sub-advisor to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted under the terms of this Agreement and by the policies and procedures of the Fund.

(h) In the performance of its duties, the Sub-Sub-Advisor shall be subject to, and shall perform in accordance with, the following: (i) the Investment Guidelines; (ii) the provisions of the organizational documents of the Trust that are applicable to the duties of Sub-Sub-Advisor under this Agreement (as provided in writing to the Sub-Sub-Advisor from time to time by the Trust, Adviser or the Sub-Advisor); (iii) the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”) to the extent applicable to the duties of Sub-Sub-Advisor under this Agreement; and (iv) any written instructions of the Sub-Adviser; where the Sub-Advisor has provided reasonable notice of such instructions. The Sub-Sub-Advisor will promptly inform the Sub-Advisor if it is reasonably unable to comply with the notified modification, amendment, supplement, policy procedure or written instruction (together “Instruction”), and the Sub-Sub-Advisor must promptly seek to clarify such Instruction with the Sub-Advisor. If an Instruction is, in the Sub-Sub-Advisor’s reasonable opinion, ambiguous or unclear in any respect, the Sub-Sub-Advisor must promptly clarify the Instruction with the Sub-Advisor and the Instruction will not operate until it has been clarified. However, for the avoidance of doubt, the Sub-Sub-Advisor is not obligated to review the Instruction for consistency with the Investment Guidelines, any Regulatory Filing or any other document of the Trust or any Fund.

(i) The Sub-Sub-Advisor shall assist the Fund in the preparation of its registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, “Regulatory Filings”) and shall provide the Fund with disclosure for use in the Fund’s Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Sub-Advisor’s investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies. To the extent that any material contemplated under this paragraph has been initially prepared by the Advisor, Sub-Advisor, Board, Trust or Fund regarding the Sub-Sub-Advisor, the Advisor or Sub-Advisor will provide such information to the Sub-Sub-Advisor for review prior to publication in cases where it can reasonably be presumed that such materials should be provided to Sub-Sub-Advisor for their review.

(j) The Advisor and/or the Sub-Advisor each agrees to provide the Sub-Sub-Advisor with current copies of the documents mentioned in paragraphs 2(h)(i), (ii) and (iv) above and all changes made to such documents at, or if practicable, before the time such changes become effective, and the Advisor and Sub-Advisor each acknowledge and agree that the Sub-Sub-Advisor shall not be responsible for compliance with such documents or amendments until such time as Sub-Sub-Advisor is provided with copies thereof. The Sub-Advisor will seek to advise the Sub-Sub-Advisor of the specific provisions, and associated changes to the specific provisions, applicable to the Sub-Advisor’s services in the documents mentioned in paragraphs 2(h)(i), (ii) and (iv) above. The Sub-Sub-Advisor shall be fully protected in acting upon any proper instructions reasonably believed by it to be genuine and signed or communicated by or on behalf of the Sub-Advisor or the Fund.

(k) The Sub-Sub-Adviser shall furnish the Adviser, the Sub-Adviser, the Board of Trustees and/or the Chief Compliance Officer of the Trust and/or the Adviser and/or the Sub-Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Sub-Adviser regarding the Sub-Sub-Adviser’s compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Sub-Adviser’s compliance with the Sarbanes-Oxley Act of 2002, the Code of Ethics of the Sub-Sub-Adviser and the Trust and certifications as to the validity of certain information included in the Fund’s Regulatory Filings. The Sub-Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser, the Sub-Adviser, and/or the Chief Compliance Officer of the Trust and/or the Adviser and/or the Sub-Adviser from time to time to examine and review the Sub-Sub-Adviser’s compliance program and its adherence thereto.

(l) Except as expressly provided under this Agreement and as necessary to share information with Sub-Sub-Adviser affiliates and agents assisting with Fund services, neither the Sub-Sub-Advisor nor any of its officers or employees shall act upon or disclose to any person any material non-public information with respect to the Fund, the Trust, the Adviser or the Sub-Advisor, including, without limitation, the portfolio holdings of the Fund. Notwithstanding the foregoing, the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-Sub-Advisor, Sub-Advisor or the Adviser, if available from a source other than the Sub-Sub-Advisor, Sub-Advisor, the Adviser or the Fund, or is required to be disclosed for the purposes of providing services pursuant to this Agreement.

(m) The Sub-Sub-Advisor will monitor the Managed Portion of the Fund for compliance and advise the Sub-Advisor within five (5) Business Days (days on which the Sub-Sub-Advisor is open for business) of the end of each calendar quarter if there is any non-compliance with the diversification restrictions relating to compliance with Section 817(h) or Section 851 of the Code based on the Sub-Sub-Advisor’s own records with respect to the Managed Portion. However, the Adviser agrees that the official testing for the Fund’s compliance with the Code shall be performed by the Adviser or by the Fund’s custodian. The Adviser agrees that in the event that the Managed Portion was not in compliance with Section 817(h) or Section 851 of the Code that it will instruct the Sub-Sub-Advisor on the corrections that it should take within 30 days of the end of the calendar quarter. If the Managed Portion fails the diversification requirements of Section 817(h) of the Code, the Sub-Sub-Advisor shall provide reasonable assistance to the Adviser in the preparation of any request for relief or argument to the Commissioner of the Internal Revenue Service pursuant to Treas. Reg. Section 1-817-5(c)(2) and Revenue Procedures 92-95 (or its successor).

(n) To the extent permitted by law, Sub-Sub-Advisor may from time to time employ or associate itself with such person or persons, including affiliates, as it believes to be particularly fitted to assist it in the execution or performance of its obligations under this Agreement; provided, however, that the use of such persons does not relieve Sub-Sub-Advisor from any obligation or duty under this Agreement, and provided no such person serves or acts as an investment adviser so as to require a new written contract pursuant to the 1940 Act and SEC interpretations. Subject always to Section 7 of this Agreement, the Sub-Sub-Advisor shall remain liable for the performance of its obligations under this Agreement, and for the acts and omissions of its employees or associates.

3. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Sub-Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

4. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Sub-Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a- l under the 1940 Act (to the extent such books and records are not maintained by the Sub-Advisor). The Sub-Advisor shall notify the Sub-Sub-Advisor of the above requirements from time to time in writing, and, if practicable, before changes to such requirements become effective.

5. Compensation. For the Managed Portion for which Sub-Sub-Advisor acts as sub-sub-advisor for each Fund, Sub-Advisor agrees to pay to Sub-Sub-Advisor and Sub-Sub-Advisor agrees to accept as full compensation for all services rendered by Sub-Sub-Advisor as such a monthly fee in arrears at an annual rate equal to the percentage of the average daily value of the net assets of each Managed Portion for which Sub-Sub-Advisor provides services under this Agreement as detailed in Appendix A. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. Such compensation percentage may change at any time based upon written revisions or supplements to this Section 5 or Appendix A, as agreed between the Sub-Advisor and the Sub-Sub-Advisor from time to time.

6. Representations of Parties.

(a) Representations of Sub-Advisor. Sub-Advisor represents, warrants and agrees as follows: (1) Sub-Advisor is duly authorized to delegate to Sub-Sub-Advisor the provision of investment services to the Fund as contemplated in this Agreement; and (2) Sub-Advisor (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Sub-Advisor (A) if the Sub-Advisor’s authority to delegate to the Sub-Sub-Advisor ceases; and (B) of the occurrence of any event that would disqualify Sub-Advisor from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(b) Representations of Sub-Sub-Advisor. Sub-Sub-Advisor represents, warrants and agrees as follows: Sub-Sub-Advisor (i) is authorized and regulated by the Australian Securities and Investments Commission (“ASIC”) and is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) to the best of its knowledge, has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Sub-Advisor of the occurrence of any event that would disqualify Sub-Sub-Advisor from serving as an investment adviser of any investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

7. Limitation on Liability. (a) In the absence of willful misfeasance, bad faith, gross negligence, fraud, dishonesty or reckless disregard in the performance of its duties as Sub-Sub-Adviser to the Trust on behalf of the Fund, neither the Sub-Sub-Adviser nor any of its affiliates nor any of its or their controlling persons, members, officers, directors, employees, legal representatives, persons controlled by it, agents or delegates (collectively, “Sub-Sub-Adviser Related Persons”) shall be liable to the Trust, the Fund, the Adviser, the Sub-Adviser or any shareholder of the Trust for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise. The Sub-Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Fund, or that the Fund will perform comparably with any standard or index, including other clients of the Sub-Sub-Adviser, whether public or private. Subject to the first sentence of this Section 7(a), the Sub-Sub-Adviser shall not be responsible for any loss incurred by any reason of any act or omission of any bank, broker, the custodian bank or any administrator or trustee whether appointed on behalf of the Adviser, the Fund or the Trust. Nothing contained herein shall be deemed to waive any liability which cannot be waived under applicable law, including applicable U.S. state and federal securities laws, or any rules or regulations adopted under any of those laws.

(b) Sub-Advisor will indemnify Sub-Sub-Advisor and Sub-Sub-Advisor Related Persons against any expense, cost, charge, loss or liability (collectively, “Losses”) incurred by Sub-Sub-Advisor or Sub-Sub-Advisor Related Persons arising out of, or in connection with (i) Sub-Sub-Advisor or Sub-Sub-Advisor Related Persons acting under this Agreement; or (ii) any willful misfeasance, bad faith, gross negligence, fraud, dishonesty or reckless disregard of Sub-Advisor’s duties under this Agreement or the breach of any law or regulation by Sub-Advisor and its affiliates and its or their controlling persons, officers, directors, employees, agents, legal representatives and persons controlled by it (collectively “Sub-Advisor Related Persons”), relating to Sub-Advisor’s or Sub-Advisor’s Related Persons’ performance of this Agreement (for the purposes of this Section 7 indemnification,

Sub-Sub-Advisor shall not be considered an agent of Sub-Advisor) including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s registration statement or any amendment thereof or supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reasonable reliance upon information furnished to the Advisor, Sub-Advisor or the Trust by the Sub-Sub-Advisor or a Sub-Sub-Advisor Related Person specifically for inclusion in the Trust’s registration statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (b) result from willful misfeasance, bad faith, gross negligence, fraud, dishonesty or reckless disregard on the part of the Sub-Sub-Advisor or a Sub-Sub-Advisor Related Person in the performance of any of its duties under, or in connection with, this Agreement. This obligation continues after the termination of this Agreement.

(c) The Sub-Sub-Advisor will indemnify the Sub-Advisor and Sub-Advisor Related Persons, against any and all Losses incurred by Sub-Advisor or Sub-Advisor Related Persons arising out of, or in connection with Sub-Sub-Advisor’s willful misfeasance, bad faith, gross negligence, fraud, dishonesty or reckless disregard of Sub-Sub-Advisor’s duties under this Agreement or the breach of any law or regulation by Sub-Sub-Advisor and Sub-Sub-Advisor Related Persons relating to Sub-Sub-Advisor’s or Sub-Sub-Advisor Related Persons’ performance of this Agreement (for the purposes of this Section 7 indemnification, Sub-Advisor shall not be considered an agent of Sub-Sub-Advisor), including, without limitation, such Losses arising under any applicable law or that may be based upon any untrue statement of a material fact contained in the Trust’s registration statement or any amendment thereof or supplement thereto, or the omission to state therein a material fact that was known or that should have been known and was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reasonable reliance upon information furnished to the Advisor, Funds, or Sub-Advisor by the Sub-Sub-Advisor or by a Sub-Sub-Advisor Related Person specifically for inclusion in the Trust’s registration statement or any amendment thereof or supplement thereto, except to the extent any such Losses referred to in this paragraph (c) result from willful misfeasance, bad faith, gross negligence, fraud, dishonesty or reckless disregard on the part of the Sub-Advisor or an Sub-Advisor Related Persons in the performance of any of its duties under, or in connection with, this Agreement. This obligation continues after termination of this Agreement

(d) Notwithstanding anything to the contrary in this Agreement, neither party is liable to the other party for consequential loss. For the purposes of this Agreement, ‘consequential loss’ includes loss or profits, loss of revenue, loss or denial of opportunity, loss of or damage to access to markets, loss of anticipated savings, loss of or damage to goodwill, loss of or damage to business reputation, future reputation, and publicity, any indirect, remote abnormal or unforeseeable loss or any similar loss whether or not in the reasonable contemplation of the parties at the time of execution of this Agreement.

8. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Trust’s Board of Trustees or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Trust, the Adviser or the Sub-Advisor at any time, without the payment of any penalty, upon giving the Sub-Sub-Advisor 60 days’ notice (which notice may be waived by the Sub-Sub-Advisor), or by the Sub-Sub-Advisor on 60 days’ written notice (which notice may be waived by the Trust, the Adviser and the Sub-Advisor), and will terminate automatically upon any termination of the Sub-Advisory Agreement between the Trust and the Sub-Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

9. Notices. Any notice under this Agreement shall be in writing to the other party at the addresses set out below, or such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

If to the Sub-Sub-Advisor:	Attention:	MSI Team
	Address:	1 Elizabeth Street
Sydney, New South Wales, Australia

	Email:	fmgequitiesproductmanagement@macquarie.com

	Copy:	MAM public investments Legal Sydney
	Address:	Same as above

	Email:	mfglegalsydney@macquarie.com

If to the Sub-Advisor:	Nomura Investments Fund Advisers, a series of Nomura Investment Management Business Trust

	Address:	610 Market Street
Philadelphia, PA 19106 USA

	Attention:	General Counsel

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

13. Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

14. Anti-Money Laundering Program. (a) Sub-Sub-Advisor and Sub-Advisor each agree that: (i) it has in place an anti-money laundering program that is designed to comply with all applicable requirements of United States Federal anti-money laundering laws, including the USA PATRIOT Act; and (ii) it will comply with any other “know your customer” requirements. Unless otherwise agreed, each party acknowledges that it is its responsibility to monitor client transactions in order to detect attempted or actual money laundering. Each party also agrees to certify to the other, upon request, on a periodic basis that it is in compliance with the forgoing. In addition, each party agrees to permit inspection by U.S. federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the party’s anti-money laundering program as they may reasonably request.

15. The Adviser and Sub-Advisor each acknowledge:

(a) That the Sub-Sub-Advisor is a member of the Macquarie Group Limited group of companies (“Macquarie Group”) and that such group is a diversified provider of financial and investment services, engaging in a broad range of activities including securities underwriting, sales and trading, investment banking, lending, financial advisory services, investment research, asset management and other activities. The Sub-Sub-Advisor generally has no control over these activities.

(b) That from time to time the Sub-Sub-Advisor’s investment activities may be restricted, for example, due to regulatory constraints applicable to the Macquarie Group. And/or its internal policies designed to comply with such constraints. In addition, where, due to such restrictions, there is limited capacity to acquire particular securities, the Managed Portion will not have priority over any member of, or any other fund or clients associated with, the Macquarie Group to acquire those securities, however, the Sub-Sub-Advisor will allocate available securities amongst funds and clients (including the Trustee) in a fair and equitable manner.

16. The Adviser and Sub-Advisor each:

(a) Acknowledges that the Sub-Sub-Advisor must comply with Anti-Money Laundering and Counter-Terrorism laws (“AML/CTF Laws”);

(b) Agrees that it will not knowingly do anything to cause the Sub-Sub-Advisor to breach the AML/CTF Laws;

(c) Agrees, if requested by the Sub-Sub-Advisor, to provide additional information and comply with all reasonable requests to facilitate the Sub-Sub-Advisor’s compliance with AML/CTF Laws, except where such actions would be prohibited by applicable law and regulation to which the Adviser and/or Sub-Advisor and /or the Fund are subject;

(d) Acknowledges that in certain circumstances, the Sub-Sub-Advisor may be obligated to freeze or block an account where it is used in connection with money laundering., terrorism financing, or similar activities (“Illegal Activities’) or reasonably suspected Illegal Activities, in which case, the Sub-Sub-Advisor will immediately notify the Sub-Advisor (to the extent permitted by relevant laws) and will not be liable for any consequence or losses of such action; and

(e) Represents that, to the best of its knowledge, it is not aware and has no reason to suspect that any assets in a Fund are derived from or relate to Illegal Activities.

17. The Adviser and Sub-Advisor each:

(a) Acknowledges that the Sub-Sub-Advisor must comply with Sanctions;

(b) agrees that it will not knowingly do anything to cause the Sub-Sub-Advisor to breach the Sanctions;

(c) represents that neither it, not any director, officer, agent, employee or any other person acting on behalf if it, is a Sanctions Target;

(d) must not directly or indirectly use, authorize or otherwise enable any Sanctions Target to use any of the services provided by the Sub-Sub-Advisor under this Agreement and will ensure that no Sanctions Target has any interest in the Funds;

(e) agrees, if requested by the Sub-Sub-Advisor, to provide additional information and comply with all reasonable requests to facilitate the Sub-Sub-Advisor’s compliance with Sanctions;

(f) enters into this Agreement as principal and not for or on behalf of any other person or entity that is a Sanctions Target or in furtherance of any business of any other person or entity with a Sanctions Target or a country or territory that is the subject of Sanctions;

(g) acknowledges that in certain circumstances, the Sub-Sub-Advisor may be legally obliged to cease to trade in relation to a Fund where the Sub-Sub-Advisor reasonably believes that Fund is used in connection with Sanctions, in which case, the Sub-Sub-Advisor will immediately notify the Sub-Advisor (to the extent permitted by relevant laws) and will not be liable for any consequence or losses of such action; and

(h) represents that, to the best of its knowledge, it is not aware and has no reason to suspect that the assets comprising the Funds are derived from or related to Sanctions.

Definitions:

Sanctions means any economic or financial sanctions, trade controls or embargoes, exports controls international boycotts or similar or equivalent restrictive measures imposed, administered, enacted or enforced under the laws, rules or regulations of Australia, New Zealand, the United States of America (including the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Departments of State or Commerce and other relevant agencies), the European Union, the United Kingdom, The Unit Nations or any other relevant sanctions authority which the Adviser, the Sub-Advisor, the Sub-Sub-Advisor, Trust, a Fund or this Agreement is subject to.

Sanctions Target means any person, entity, government or country subject to Sanctions.

18. Use of Macquarie name and marks. In accordance with the terms of Section 2(i), neither the Advisor, Sub-Advisor, the Trust nor the Fund shall use the Sub-Sub-Advisor’s actual or fictitious name(s), mark(s), derivative(s) and/or logo(s) or otherwise refer to the Sub-Sub-Advisor in any materials related to the Trust or the Fund distributed to third parties, including the Fund’s shareholders, without prior review and written approval by the Sub-Sub-Advisor, which may not be unreasonably withheld or delayed. Upon termination of this Agreement, the Advisor, Sub-Advisor, the Trust and the Fund, shall, to the extent applicable as soon as is reasonably possible, cease to use the Sub-Sub-Advisor’s actual or fictious name(s), marks(s), derivatives(s) and/or logo(s) in materials related to the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

NOMURA INVESTMENTS FUND ADVISERS, a series of Nomura Investment Management Business Trust

By.	/s/ Susan Natalini
Name: Susan Natalini
Title: Managing Director

MACQUARIE INVESTMENT MANAGEMENT GLOBAL LIMITED

By.	/s/ Benjamin Leung	/s/ Lorraine Yoo
	Name: Benjamin Leung	Lorraine Yoo
	Title: Attorney	Attorney

Acknowledged by
LINCOLN FINANCIAL INVESTMENTS CORPORATION

By.	/s/ Gordon Huellmantel
Name: Gordon Huellmantel
Title: Senior Vice President

SCHEDULE A

Fee Schedule

Sub-Advisor agrees to pay to Sub-Sub-Advisor a monthly fee in arrears at an annual rate equal to the percentage of the average daily value of the net assets of each Managed Portion for which Sub-Sub-Advisor provides services under this Agreement as noted below:

Effective Date	Fund	Fee
December 1, 2025	LVIP Nomura U.S. Growth Fund	[Redacted]
December 1, 2025	LVIP Nomura U.S. REIT Fund	[Redacted]

The Managed Portion includes all funds and assets, including cash, cash accruals, additions, substitutions and alterations which are subject to advice by the Sub-Sub-Advisor. The Managed Portion excludes investments by the Managed Portion in investment vehicles or other instruments that pay an advisory fee to the Sub-Sub-Advisor or its affiliates.